    As filed with the Securities and Exchange Commission on October 20, 1999
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                       INKINE PHARMACEUTICAL COMPANY, INC.
             (Exact name of registrant as specified in its charter)

             NEW YORK                                       13-3754005
(State or other jurisdiction of                          (I.R.S. Employer
  incorporation organization)                           Identification No.)

   1720 WALTON ROAD, SUITE 200, BLUE BELL, PENNSYLVANIA 19422, (610) 260-9350
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -----------------------

                          LEONARD S. JACOB, M.D., PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       INKINE PHARMACEUTICAL COMPANY, INC.
         1720 WALTON ROAD, BLUE BELL, PENNSYLVANIA 19422, (610) 260-9350
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------
                        Copies of all communications to:
                            CHARLES C. ZALL, ESQUIRE
                         SAUL, EWING, REMICK & SAUL LLP
           1500 MARKET STREET, 38TH FLOOR, PHILADELPHIA, PENNSYLVANIA
                           19102-2186, (215) 972-7701

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.[ ] ___________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.[ ] ____________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]



                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
TITLE OF SECURITIES          AMOUNT TO BE          PROPOSED MAXIMUM            PROPOSED MAXIMUM               AMOUNT OF
 TO BE REGISTERED              REGISTERED       OFFERING PRICE PER SHARE     AGGREGATE OFFERING PRICE     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value
$.0001 Per Share            3,069,229(1)(2)              (3)                      $5,069,615.64(3)           $1,409.35(4)
---------------------------------------------------------------------------------------------------------------------------

(1) Includes 761,538 shares of common stock that may be acquired by certain selling shareholders named herein upon the exercise of outstanding warrants.
(2) Pursuant to Rule 416, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock issuable pursuant to the anti-dilution provisions of the warrants or in the event the number of outstanding shares of InKine is increased by stock split, stock dividend and similar transactions.
(3) In accordance with Rules 457(c) and (g), the price shown is estimated solely for the purposes of calculating the registration fee, and is based upon (i) shares offered pursuant to 761,538 outstanding warrants exercisable at $1.78 per share and (ii) with respect to the remaining shares being registered at a per share price based on the average of the reported high and low sales prices of the common stock as reported on the Nasdaq SmallCap Market on October 15, 1999, which was $1.6094.
(4) Represents the Proposed Maximum Aggregate Offering Price multiplied by $.000278.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 20, 1999

PROSPECTUS
----------

                                3,069,229 SHARES

                       INKINE PHARMACEUTICAL COMPANY, INC.

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE


         This Prospectus is part of a Registration Statement that InKine filed with the SEC, and relates to an aggregate offering of up to 3,069,229 shares of InKine's common stock, $.0001 par value per share. The shares of common stock may be offered and sold from time to time by certain of InKine's shareholders who have already acquired these shares or will acquire them from InKine when they exercise common stock purchase warrants that they own. InKine will not receive any of the proceeds from the sale of these shares of common stock under this Prospectus. However, InKine will bear the costs relating to the registration of these shares of common stock, which InKine estimates to be approximately $41,500.

         InKine does not know how the selling shareholders plan to sell these shares, but the selling shareholders may sell these shares primarily on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market, Inc. at the market price at the time of sale. The selling shareholders may, however, sell the shares in negotiated transactions or otherwise. It is possible that the selling shareholders and the brokers and dealers through whom the shares may be sold may be considered "underwriters". Therefore, their compensation may be considered underwriters' compensation.

         InKine's common stock is traded on the Nasdaq SmallCap Market under the symbol "INKP". On October 15, 1999, the reported closing price of the common stock was $1.5625 per share. InKine's principal executive offices are located at 1720 Walton Road, Suite 200, Blue Bell, PA 19422, and its telephone number is
(610) 260-9350.

                           --------------------------

       THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                           --------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1999

                                TABLE OF CONTENTS


AVAILABLE INFORMATION..........................................................1


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................1


RISK FACTORS...................................................................3


RECENT EVENTS.................................................................14


USE OF PROCEEDS...............................................................14


SELLING SHAREHOLDERS..........................................................15


PLAN OF DISTRIBUTION..........................................................16


LEGAL MATTERS.................................................................17


EXPERTS.......................................................................17

                              AVAILABLE INFORMATION


         InKine has filed a Registration Statement, of which this Prospectus is a part, and related exhibits with the SEC pursuant to the Securities Act of 1933, the Securities Act. The Registration Statement contains additional information about InKine and InKine's common stock. InKine also files annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement or any other document InKine files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC through its Electronic Data Gathering, Analysis and Retrieval System. The SEC's website is located at http: //www.sec.gov. InKine's website is located at http://www.inkine.com.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The SEC allows InKine to "incorporate by reference" the information InKine provides in documents filed with the SEC, which means that InKine can disclose important information by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that InKine later files with the SEC, modifies and replaces this information. InKine incorporates by reference the following documents InKine has filed with the SEC:

         1        Annual Report on Form 10-K for the year ended June 30, 1999;

         2.       Current Report on Form 8-K filed on October 1, 1999;

         3. Proxy Statement, dated October 8, 1999 for InKine's 1999 Annual Meeting of Shareholders; and

         4. The description of InKine's common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, the Exchange Act, contained in InKine's Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.


         All documents filed by InKine with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, will be considered to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the dates of the filing of such documents.

         To receive a free copy of any of the documents incorporated by reference in this Prospectus call or write Robert F. Apple, Senior Vice President and Chief Financial Officer, InKine Pharmaceutical Company, Inc., 1720 Walton Road, Suite 200, Blue Bell, PA 19422, telephone (610) 260-9350. Exhibits to the documents will not be sent unless those exhibits have been specifically incorporated by reference in this Prospectus.

         You should rely only on the information incorporated by reference or set forth in this Prospectus or the applicable prospectus supplement. InKine has not authorized anyone else to provide you with different information. The selling shareholders may only use this Prospectus to sell securities if it is accompanied by a prospectus supplement to the extent one is required. The selling shareholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this Prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                                  RISK FACTORS

         Investing in InKine's common stock is very risky. You should be able to bear a complete loss of your investment. This Prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ from those discussed in this Prospectus and the documents incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this Prospectus and in the documents incorporated by reference.

         InKine has no products, and it may take years before InKine has a fully developed product that InKine can manufacture, market and sell to realize revenues.

         InKine has not completed the development of any product to date. Accordingly, InKine has not begun to market or generate revenues from any of its products. It will be several years, if ever, before InKine could realize significant revenues from product sales or royalties.

         InKine's technologies and products under development require significant, time-consuming and costly research, development and testing prior to their commercialization. InKine's research and development efforts could fail to produce safe, effective products with therapeutic or diagnostic benefits.

         Even if InKine successfully develops its products and they receive all necessary approvals, InKine may not be able to effectively market or manufacture its products. InKine will seek to enter into strategic alliances or collaborative arrangements with marketing and manufacturing companies. InKine may experience difficulty entering into these arrangements. Even if InKine succeeds, there can be no assurance that the arrangements will be successful. InKine or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing, marketing and commercialization and obsolescence of product candidates. The failure by InKine or its collaborators to successfully address these problems and delays could have a material adverse effect on InKine's business, financial condition and results of operations.

         InKine needs substantial additional financing to continue its operations beyond fiscal year 2000.

         InKine will require substantial additional funds to develop, manufacture and market its products. These funds will be necessary for the following:

         - Research and development, including preclinical studies and clinical trials;

         -        Seeking regulatory approval;

         -        Developing manufacturing and distribution capabilities; and

         -        Funding growth opportunities.

         InKine expects that its current capital resources will be adequate to fund its operations through fiscal year 2000. Unanticipated events may occur that will make InKine's capital resources insufficient to fund its activities through that date. InKine's future capital requirements will depend on several factors, including the following:

         -        Continued progress in its research and development activities;

         -        Progress with preclinical studies and clinical trials;

         -        Prosecution and enforcement of patent claims;

         -        Technological and market developments;

         - InKine's ability to establish product development arrangements;

         - The cost of manufacturing scale-up and effective marketing activity; and

         - Joint marketing development or other collaborative arrangements.

         In order to obtain the substantial additional funds that InKine will require through fiscal year 2000 and beyond, InKine intends to seek financing from a variety of sources, including, public or private financings, including equity or debt financings and collaborative arrangements with corporate partners and others.

         Additional equity financings may cause further dilution to current shareholders. No assurance can be given that additional financing will be available when needed, if at all, or on terms acceptable to InKine. If adequate additional funds are not available, InKine will be required to delay, scale back or eliminate all or certain of its research or development activities and marketing efforts. InKine may also be forced to license to third parties certain products or technologies that InKine would otherwise attempt to develop itself.

         InKine has no manufacturing capability or experience, and will therefore have to rely on third party manufacturers to complete all regulatory requirements of drug product development.

         Regulatory requirements call for the production of qualification lots of drug product on a commercial scale which is equivalent to the process used to manufacture the drug product tested in all Phase III clinical studies. Failure to replicate a drug product process on a commercially viable scale could result in a rejection of approval by the FDA or delay the timing of an NDA submission. To date, InKine has not completed the validation lots of DIACOL and there is no assurance that InKine will be able to produce DIACOL on a commercially viable scale or that it will be able to repeat the process used to manufacture the Phase III clinical lots of DIACOL. InKine's inability to manufacture DIACOL would significantly delay InKine's commercialization of this product. InKine is working with Pharmaceutical Manufacturing Research Services ("PMRS"), a contract manufacturer, with regard to development by PMRS of a GMP (Good Manufacturing Practice) tablet formulation process to manufacture drug product for DIACOL on a commercial scale.

         Additionally, in the event that DIACOL is not manufactured at PMRS, InKine will need to secure other manufacturing arrangements. The process developed by PMRS is proprietary, and in the event InKine desires to utilize, or have another party utilize such technology, InKine may be required to make license payments to PMRS. No assurance can be given that any such process would be accepted by the FDA.

         InKine also expects to conduct manufacturing development activities for its other products under development. InKine is currently working with outside contractors for the production of CBP-1011. InKine expects to expend significant resources in the production of CBP-1011 and any other compounds under development, and there can be no assurance that these efforts will be successful.

         Once developed, InKine's products will need to be manufactured in large scale commercial quantities under strict GMP requirements prescribed by the FDA. Because InKine has no manufacturing capabilities, it will need to depend on collaborators, licensees or contract manufacturers for the manufacture of its products. InKine may not be able to enter into acceptable manufacturing arrangements and, even if it does, InKine will have limited control over the manufacturers. There can be no assurance that the manufacturers will perform their obligations in a satisfactory manner.

         InKine has begun the process of seeking acceptable manufacturers for its products. For example, InKine has identified a commercial manufacturer to handle the production of DIACOL upon receiving FDA approval of the drug. In addition, InKine is in the process of securing a commercial manufacturer for the production of CBP-1011. There can be no assurance that InKine will be able to enter into any of these manufacturing arrangements on acceptable terms, if at all.

         The FDA and other government agencies require extensive clinical testing before biopharmaceutical products may be sold to consumers.

         The research, testing, manufacture, distribution, advertising and marketing of pharmaceutical products are subject to extensive regulation by governmental authorities in the United States and other countries. For example, the FDA requires Phase I, II and III clinical trials on all biopharmaceutical products. The FDA must also confirm that current good manufacturing practices were maintained during testing and manufacturing. This process can take many years and requires substantial resources.

         The FDA may not act favorably or quickly in reviewing submitted applications. InKine may experience significant difficulties or costs as it attempts to obtain FDA approvals. Such difficulties and costs could delay or preclude InKine for marketing any products it may develop. The FDA may require post-marketing testing and surveillance to monitor the effects of approved products. The FDA may also place conditions on any approvals that could restrict the commercial applications of such products. If InKine fails to comply with these standards, the FDA may withdraw its product approval.

         InKine is currently developing its products, however, none of InKine's products have been approved by the FDA.

         InKine's products are in various stages of development and the FDA approval process, as set out below.

         The Fc Receptor Technology

         InKine is evaluating a number of product opportunities for the Fc Receptor Technology, including the development of drugs for autoimmune diseases and other diseases, including asthma, allergy and certain serious infectious diseases, which will require strategic alliances with other entities. No assurance can be given regarding InKine's ability to establish these alliances, or their successful timing. The compound CBP-1011, which targets the Fc Receptors, is currently in Phase III clinical trials for the treatment of ITP. There can be no assurance that CBP-1011 will prove to be safe and have the desired effect in clinical trial. There can be no assurance that it will receive the required FDA and other regulatory approvals. Even if the approvals are obtained, there can be no assurance that InKine or its collaborators will be able to successfully commercialize CBP-1011.

         The Thrombospondin Technology

         InKine is evaluating a number of product opportunities for the Thrombospondin Technology, which is in the preclinical stage of development, including its use as an agent to inhibit tumor metastasis and as a cancer imaging agent. InKine will seek to expand the research and development of Thrombospondin Technology applications primarily through strategic alliances with other entities. No assurance can be given as to InKine's ability to establish these alliances or the success of the ongoing research concerning the Thrombospondin Technology.

         DIACOL

         A Phase I and Phase IIb dose ranging have been completed for DIACOL. In April 1999, InKine concluded two pivotal Phase III clinical trials of DIACOL. In each trial, DIACOL tablets were as effective as cherry flavored NuLYTELY Liquid in the quality of colonic cleansing prior to colonoscopy. With a high degree of statistical significance, each trial also indicated that DIACOL tablets were better tolerated than NuLYTELY and were greatly preferred by patients. InKine is preparing to submit a NDA for DIACOL to the FDA. There can be no assurance that the NDA will be accepted by the FDA or that additional Phase III clinical trials will not be required.

         To date, no NDA has been submitted to the FDA for any product candidate being developed by InKine and there can be no assurance that any the product or compound will ever be submitted. InKine has not obtained approval by the FDA or any other regulatory authority for marketing any drug. There can be no assurance that there will even be approval for the FDA or any other regulatory authority for any products developed by InKine or that InKine will be able to obtain the labeling claims desired for its products or compounds. Data obtained from preclinical studies and clinical trials are subject to varying interpretations, which could delay, limit or prevent FDA regulatory approval. Delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of development and FDA regulatory review. Similar delays also may be encountered in foreign countries. Any denials or delays in obtaining the requisite approvals would likely have a material adverse effect on InKine.

         InKine may never achieve a profitable level of operations.

         InKine has incurred net operating losses since its inception on July 1, 1993. As of June 30, 1999, InKine had an accumulated deficit of approximately $23.1 million. InKine expects to incur additional losses in the foreseeable future. These losses are expected to increase and be substantial as InKine moves closer to commercialization of its first product candidate, DIACOL. InKine also expects its losses to increase as it expands its research and development activities.

         In addition, InKine has granted or committed to grant shares and options to founding scientists and consultants to acquire an aggregate of 1,595,000 shares of Common Stock. The issuance of these shares and options with respect to 950,000 shares will be subject to the satisfaction of product development milestones tied to FDA filings and approvals and InKine's achievement of certain net sales targets. InKine will incur substantial non-cash charges to earnings equal to the fair value of these options, which will be charged to operations at the time these milestones are achieved. Increases in InKine's net operating loss or operating losses per share could have an adverse effect on InKine's ability to secure additional financing.

         InKine has no marketing, distribution or sales capabilities and little experience in these areas. InKine will need to rely on third parties or develop an internal sales and marketing group.

         InKine has limited experience in marketing, distributing and selling pharmaceutical products. InKine will need to develop an internal staff or rely on collaborators, licensees or on arrangements with other third parties to provide for the marketing, distribution and sales of its products. InKine may not be able to enter into acceptable marketing, distribution or sales arrangements with third parties and, even if it does, InKine will have limited control over the third parties. There can be no assurance that the third party will perform its obligations in a satisfactory manner.

         Substantially all of InKine's competitors have greater financial and technological resources, better sales and marketing capabilities and more experience in research and development than InKine.

         InKine is developing products that will compete in three very competitive segments of the biopharmaceutical industry. The three segments are those which include (i) receptor based technologies, which include the Fc Receptor Technology, (ii) purgative agents for clearing the colon, which include DIACOL, and (iii) the treatment and prevention of cancer, which includes the Thrombospondin Technology. Based on total assets and revenues, InKine is significantly smaller than the majority of its competitors in these segments. Therefore, InKine is likely to encounter significant competition with respect to each of its product candidates primarily from the following competitors among:

                               PRODUCT CANDIDATES

                  DIACOL                         Fc Receptor Technology             Thrombospondin Technology

COMPETITORS       Braintree Laboratories,        La Jolla Pharmaceutical            Boston Life Sciences,
                      Inc.                           Company                            Inc.
                  Reedco, Inc.                   GeneLabs Technologies,             Entremed, Inc.
                  C.B. Fleet Company,                Inc.                           Human Genome Sciences
                      Inc.                       IDEC Pharmaceuticals
                  Schwarz Pharma Inc.                Corporation
                                                 Immune Response
                                                     Corporation
                                                 Autoimmune, Inc.
                                                 Anergen, Inc.


         The financial strength of InKine's competitors is particularly important in the biopharmaceutical industry, where technological innovations occur rapidly. These technological innovations can dramatically effect the price and effectiveness of a product line, and they can render a competing product line obsolete. Therefore, InKine's competitors may use their financial resources to develop competitive products that are cheaper and more effective than InKine's products. These competitive products may render InKine's products obsolete. Even if InKine's competitors do not develop better and more cost effective products, they may be more successful than InKine in manufacturing and marketing their products. InKine's competitors have greater financial resources, and have developed successful sales and marketing programs. InKine has not developed any sales and marketing programs.

         In addition to InKine's competitors in the biotechnology industry, colleges and universities, hospitals, government agencies and other research organizations are conducting research and seeking patent protection for a variety of products which may compete with InKine's products. Any of these organizations could develop products which could render InKine's products obsolete or non-competitive.

         InKine's rights to develop all of its products are held pursuant to license agreements. If any of these license agreements are terminated, the licensor could demand the return of the licensed compound or technology and InKine would no longer be able to develop, manufacture or sell the product covered by that license.

         InKine has acquired the worldwide exclusive rights to DIACOL, the Fc Receptor Technology and the Thrombospondin Technology under various license agreements. Each of the licensors under these agreements may terminate the license prior to its expiration date under certain circumstances, including InKine's failure to comply with product development commitments specified in the licenses. For example, certain of InKine's licensing arrangements require specified levels of research and development expenditures by InKine. If a license agreement is terminated, the licensor could demand the return of the licensed compound or technology to the licensor, and InKine would have to cease developing, manufacturing or selling the product covered by that license. The termination provisions of each of the licenses for InKine's products are outlined below.

         The Fc Receptor Technology

         The license with respect to the compounds comprising the Fc Receptor Technology may be terminated by the licensor based on InKine's future performance with respect to product development and InKine's failure to make certain royalty payments. InKine is currently in compliance with all of the requirements necessary to continue this license, but there can be no assurance that it will continue to meet these obligations.

         The ALW License for DIACOL

         The ALW License, which covers DIACOL, may be terminated by the licensor based on InKine's failure to commit certain development funding and make certain royalty payments. InKine is currently in compliance with all of the requirements necessary to continue this license, but there can be no assurance that it will continue to meet these obligations. In addition, InKine's rights under the ALW License will no longer be exclusive, and the minimum royalty payment will no longer be due (although decreased accrual royalty payments will be due) if there is no valid or enforceable patent on DIACOL or any other product under the ALW License. InKine will owe royalties to the ALW Partnership on all sales of DIACOL in the future.

         The Thrombospondin Technology Royalty Agreement

         InKine will owe the licensors royalties for the Thrombospondin Technology based on sales. InKine will also owe the licensors options to purchase an aggregate of up to 250,000 shares of common stock of InKine. The options shall be issuable by InKine equally to MCP and Dr. Tuszynski upon the achievement of certain milestones and targets. In addition, InKine will be obligated to pay MCP royalties of 2% on net sales of the product based on the Thrombospondin Technology by InKine or any of its sublicensees, and 10% of any consideration received by InKine upon the achievement of certain milestones in connection with the Thrombospondin Technology. Finally, InKine is to pay MCP $200,000 per year to fund sponsored research for a minimum of two years, plus an additional $200,000 for a third year upon FDA acceptance, if any, of a Company-sponsored IND and $200,000 for a fourth year upon successful completion, if any, of a Phase II clinical trial. InKine is currently in compliance with all of the requirements necessary to continue this license, but there can be no assurance that it will confirm to meet these obligations.

         The termination of any of InKine's licenses or the loss of exclusivity under any of the licenses could have a material adverse effect on InKine's business, financial condition and results of operations because InKine may no longer be able to develop, manufacture or sell its products.

         InKine does not have patent protection for all its products. Without patent protection, InKine faces the risk of competitors developing similar products which could render InKine's products obsolete or potentially infringe on the patents of others. Even if InKine has or receives patent protection, the patent may not afford adequate protection for InKine's invention, particularly in the biopharmaceutical patent area, where the scope of patents is often difficult to determine.

         One of the products in InKine's family of compounds, CBP-1011, is not patentable. InKine expects this compound will receive protection based on approval for an Orphan Drug indication. As a result, InKine will have an exclusive right to commercialize the compound for that particular indication for seven years. No assurance can be given that the compound will in fact receive such protection. The other compounds, consisting of DIACOL and the TSP-1 peptide, are the subject of patents and/or patent applications. Although InKine believes that such patents and patent applications will cover InKine's rights to use such technologies and product candidates in the United States, there can be no assurance patents that have been issued, or additional patents, if any, that will issue from pending patent applications, will afford adequate protection against competitors or companies with competitive product candidates or technologies.

         A U.S. Patent issued in April 1997 covering the use of DIACOL prior to colonoscopy and other uses and procedures, but patents on DIACOL are pending in applications filed under the Patent Cooperation Treaty ("PCT") which designate Europe, Japan and Canada. In addition, InKine has obtained the rights to foreign patents pending and intends to apply for additional patents in foreign jurisdictions covering its products and technologies. No assurance can be given that any additional foreign patents will be issued or, if issued, that they will afford adequate protection against foreign competitors or foreign companies with competitive product candidates or technologies. In addition, there can be no assurance that any domestic or foreign patents issued will not be challenged, invalidated or circumvented, or that the scope of any claims granted thereunder will provide meaningful proprietary protection or competitive advantages to InKine, or, if challenged, that a court will find the patents to be valid and enforceable. To date, there has emerged no consistent policy regarding the breadth of claims that are properly accorded to biotechnology patents. The commercial success of InKine will also depend upon avoiding infringement of patents issued to competitors. InKine has not conducted an independent search to determine the existence of any patents similar to those covering DIACOL or the Thrombospondin Technology.

         InKine's product candidates, DIACOL and CBP-1011 are still in the development stage, and neither their formulations nor their methods of manufacture have been finalized. No assurance can be given that the manufacture, use or sale of InKine's product candidates will not infringe patent rights of others. There can be no assurance that a license will be available to InKine, if at all, upon terms and conditions acceptable to InKine or that InKine will prevail in any patent litigation. If InKine does not obtain a license under any such patents held by others, if such infringement claims are found to be valid, or if InKine is not able to have such competing patents declared invalid, InKine may be liable for significant money damages, may encounter significant delays in bringing DIACOL and CBP-1011 to market, or may be precluded from participating in the manufacture, use or sale of these products or methods of treatment covered by such patents.

         If InKine's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to InKine's product candidates, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become InKine's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of

InKine's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on InKine.

         Certain of InKine's patents, in particular the TSP-1 technology and Fc-receptor technology may cover inventions developed with funds from United States government agencies or within academic institutions from which InKine acquired rights to such patents. As a result of these arrangements, the United States government or such academic institutions may have rights to certain inventions, including rights to the royalty-free use, but not sale, of the invention or technology for its own purposes.

         InKine will depend on reimbursement from third-party payors to reach its sales goals. Third-party payors routinely limit reimbursement coverages and exert pressure to reduce prices. InKine may receive less than full reimbursement from government and other third party payors, and therefore InKine may have less revenues from sales than if it had direct payments from its potential customers.

         Successful sales, if any, of InKine's products in the United States and other countries will depend on the availability of adequate reimbursement from third-party payors such as governmental entities, managed care organizations and private insurance plans. Reimbursement by a third-party payor may depend upon a number of factors, including the payor's determination that use of a product is safe and efficacious, medically necessary, appropriate for the specific patient, cost effective and neither experimental nor investigational. Since reimbursement approval is required from each payor individually, seeking these approvals is a time-consuming and costly process. Third-parties routinely limit reimbursement coverage and in many instances are exerting significant pressure on medical suppliers to lower their prices. Significant uncertainty exists concerning third-party reimbursement for the use of any pharmaceutical product incorporating new technology. There is no assurance that third-party reimbursement will be available for InKine's products, or that this reimbursement, if obtained, will be adequate. Less than full reimbursement by governmental and other third-party payors for products developed by InKine would adversely affect the market acceptance of these products and would also have a material adverse effect on InKine's results of operations. Health care reimbursement systems vary from country to country. As a result, InKine cannot assume that third-party reimbursement will be made available for InKine's products under any foreign reimbursement system.

         Approximately 10.5 million, or 45% of InKine's total outstanding shares, have been or will be registered for resale upon the exercise of currently exercisable warrants and options. The exercise of these warrants or options could affect InKine's ability to obtain additional equity investors and could cause the market price of the common stock to drop.

         InKine has registered the following shares for resale without restriction upon the exercise of currently exercisable warrants and stock options:

         - Approximately 1.7 million shares underlying warrants issued to placement agents;

         - Approximately .5 million (after anti-dilution adjustment) shares underlying a warrant issued to an investment banking firm in October 1995;

         - Approximately 3.9 million shares issuable upon exercise of options granted under InKine's Stock Option Plan; and

         - Approximately 1.8 million shares issuable upon exercise of options granted under InKine's Consultant Stock Option Plan.

         In addition, InKine has reserved approximately 2.4 million shares for issuance upon exercise of options granted to Dr. Jacob, InKine's Chairman and Chief Executive Officer, and approximately .2 million shares to certain consultants, which have not been registered. Many of these options and warrants are likely to be exercised at a time when InKine might be able to obtain additional equity capital on more favorable terms. The exercise of the warrants and options and the sale of the underlying shares could have a negative impact on InKine's ability to raise new equity capital.

         The relatively low level of trading in InKine's common stock may make it highly volatile.

         InKine's common stock trades on the Nasdaq SmallCap Market. The market price of the common stock, like that of many other development-stage public pharmaceutical or biotechnology companies, has been highly volatile and may remain so for the foreseeable future. In addition, InKine's common stock has been thinly traded on the Nasdaq SmallCap Market, which may affect the ability of InKine's shareholders to sell shares of the common stock in the public market. There can be no assurance that a more active trading market will develop in the future.

         InKine may be delisted from the Nasdaq SmallCap Market if it cannot meet Nasdaq's listing criteria. Specifically, InKine's stock is at risk for dropping below the minimum bid price requirement of $1.00 per share. If Nasdaq delists InKine's stock, shareholders will have a much more difficult time selling their shares.

         InKine must meet specific requirements in order to maintain a listing of its common stock on the Nasdaq SmallCap Market. InKine cannot be sure that it will continue to meet these requirements. For example, Nasdaq requires a minimum bid price of $1.00 per share and InKine's common stock dropped below $1.00 per share on several occasions in the first two quarters of fiscal year 1999 but was not delisted.

         In the event of any delisting, investors would have to conduct trading in the over-the-counter market. InKine's stock would trade on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate price quotations for, InKine's securities. If InKine's stock was delisted, and if it traded at prices below $5.00 per share, it would also be subject to so-called "penny stock" rules. These rules impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting from the Nasdaq SmallCap Market, if it were to occur, could affect the ability of broker-dealers to sell the common stock and the ability of InKine's shareholder to sell their securities in the secondary market.

         InKine's products bear certain product liability risks inherent in biopharmaceutical products, and therefore, InKine could face significant liability if claims are asserted against it for problems relating to the clinical trials or subsequent sale of its products to consumers.

         InKine's business may be affected by potential product liability risks which are inherent in the testing, manufacturing and marketing of the products being developed by InKine. There can be no assurance that if InKine's product candidates are developed and marketed, product liability claims will not be asserted against InKine, its collaborators or licensees. The use of products developed by InKine in clinical trials and the subsequent sale of these products is likely to cause InKine to bear all or a portion of those risks. These litigation claims could have a material adverse effect on the business or financial condition of InKine.

         The license covering the Fc Receptor Technology requires InKine to maintain general liability and product liability insurance in amounts not less than $2,000,000 per occurrence and $4,000,000 in the aggregate upon commencement of human clinical trials. InKine currently maintains a product liability policy covering it and its subsidiaries in the amount of $2,000,000 per occurrence and $4,000,000 in the aggregate. InKine intends to maintain product liability insurance in per-occurrence and aggregate amounts as are believed by InKine to be adequate under the circumstances. There can be no assurance, however, that insurance coverage would be adequate to protect InKine against future claims or that a medical malpractice claim or other claims.

         InKine's Certificate of Incorporation and New York corporate law have provisions that could restrict a potential takeover of InKine. These provisions could discourage bids for the common stock at premium prices, reduce the market price of the common stock and potentially limit the voting and other rights of the holders of common stock.

         The Certificate of Incorporation of InKine authorizes 5,000,000 shares of "blank check" preferred stock, which may be issued without shareholder approval. InKine's Board of Directors can designate the rights and preferences of the preferred stock. The Board of Director's authority to issue and fix the rights and preferences of this stock may have the effect of delaying, deterring or preventing a change in control of InKine. In addition, issuing preferred stock may discourage bids for the common stock at a premium over the market price and may adversely affect market price for the common stock, and the voting rights and other rights of the holders of the common stock.

         New York corporate law places restrictions on transactions with beneficial holders of 20% of the outstanding voting shares of a corporation. This restriction could reduce the potential for a takeover of InKine and therefore reduce the chances of shareholders receiving a premium for their shares over the market price.

         InKine may acquire additional pharmaceutical products either through the acquisition of a business, license or otherwise, and there can be no assurance that InKine can successfully and profitably integrate any new business into its own.

         One of InKine's strategies is to acquire, or acquire rights to develop and commercialize, additional pharmaceutical products. While InKine may accomplish this objective by entering into licensing arrangements with the owners of patents and proprietary technology, such as they did with respect to DIACOL, InKine may also acquire established businesses through business acquisitions, including corporate mergers, for the purpose of acquiring the rights to product candidates and products. There can be no assurance that InKine will be able to effect any acquisitions on terms believed to be favorable to InKine, or successfully integrate into its operations any business it may acquire.

         Under New York law, various forms of business combinations can be effected without shareholder approval. Accordingly, InKine's shareholders likely will not receive or otherwise have the opportunity to evaluate any financial or other information which may be made available to InKine in connection with any future acquisition and must rely entirely upon the ability of management in selecting, structuring and consummating acquisitions that are consistent with InKine's business objectives. Although InKine will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that InKine will properly ascertain or assess all significant risk factors prior to consummating any acquisition.

         InKine relies heavily on independent contractors for important aspects of its business. There can be no assurance that these contractors will provide timely service or otherwise honor their obligations to InKine.

         InKine relies on independent contractors, independent organizations, advisors and consultants who are employed on a part-time basis to provide services, including substantially all aspects of manufacturing, regulatory approval and clinical management. The provision of these services on a part-time basis presents potential conflicts of interest with respect to other professional or employment positions that these contractors may hold, including conflicts as to availability, interest and loyalty, and could result in material detriment to InKine should these conflicts be resolved against InKine's best interest. No assurance can be given that the services of independent contractors, organizations, advisors and consultants will be available to InKine on a timely basis.

         To the extent that consultants, key employees, vendors or other third parties apply technological information independently developed by them or by others to InKine's proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in favor of InKine. Members of InKine's Scientific Advisory Board and other consultants are employed by or have consulting agreements with third parties, and any inventions discovered by such individuals are not likely to become the property of InKine.

         InKine's advisors and consultants generally sign agreements that provide for confidentiality of InKine's proprietary information. However, there can be no assurance that InKine will be able to maintain the confidentiality of InKine's technology, the assurance that InKine will be able to maintain the confidentiality of InKine's technology, the dissemination of which could have a material adverse effect on InKine's business.

         InKine's Quarterly results fluctuate greatly making it very difficult to predict InKine's performance from quarter to quarter.

         InKine's operating results fluctuate significantly and may continue to fluctuate due to several factors, including the following:

         -        Timing of research and development expenditures;

         -        Timing of successful product development, if any;

         -        Timing of new product announcements, if any;

         - Release of new products, if any, by InKine and its competitors; and

         -        Consummation of acquisitions.

         As a result of such fluctuations, InKine's future performance related to development and commercialization of its products and sales cannot be predicted from quarter to quarter.

                                  RECENT EVENTS

         On September 20, 1999, InKine sold a total of 2,307,691 shares of common stock and warrants to purchase 761,538 shares of common stock to The Tail Wind Fund, Ltd., Resonance Limited, Oxford Bioscience Partners II L.P. and Oxford Bioscience Partners (Bermuda) II Limited Partnership for an aggregate purchase price of $3 million. The warrants are exercisable at $1.78 per share and may be exercised in whole or in part at any time prior to September 20, 2003. InKine agreed to file the Registration Statement, of which this Prospectus is a part, which enables the selling shareholders to sell their shares, including the shares which are issuable upon exercise of the warrants. In connection with this registration, InKine also agreed to indemnify the selling shareholders from liability caused by any untrue statements of material fact or the failure to state a material fact in this Registration Statement.


                                 USE OF PROCEEDS

         InKine will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. All proceeds will be received by the selling shareholders.

                              SELLING SHAREHOLDERS

         The table below sets forth information regarding ownership of InKine's common stock by the selling shareholders on October 15, 1999 and the number of shares of common stock to be sold by them under this Prospectus.

                                                                                    PERCENTAGE OF     PERCENTAGE OF
                                                                    SHARES          SHARES OWNED      SHARES OWNED
                                                  SHARES            OFFERED           PRIOR TO            AFTER
        SELLING SHAREHOLDERS                     OWNED(1)          HEREBY(1)         OFFERING(2)       CLOSING(2)
        --------------------                     --------          ---------         -----------       ----------
The Tail Wind Fund, Ltd.                      2,046,153(3)     2,046,153(3)               7.7%              *

Resonance Limited                               511,538(4)       511,538(4)               1.9%              *

Oxford Bioscience Partners II L.P.            2,042,406(5)(6)    292,406(5)               7.7%            6.6%

Oxford Bioscience Partners (Bermuda)          1,969,132(8)       219,132(7)               7.5%            6.6%
   II Limited Partnership

-------------------------------------

* Represents ownership of less than 1% of the outstanding shares of InKine's common stock.

(1) Assumes the exercise of all outstanding warrants owned by the selling shareholders.

(2) Based on shares of common stock outstanding as of October 15, 1999 and includes 761,538 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholders.

(3) Includes 507,692 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(4) Includes 126,923 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(5) Includes 72,552 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(6)      This information is presented in reliance on information disclosed in a
         Schedule 13-G filed by this selling shareholder, and includes 749,665 shares of common stock held by Oxford Bioscience Partners (Bermuda) II Limited Partnership, an affiliate of the selling shareholder.

(7) Includes 54,371 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(8)      This information is presented in reliance on information disclosed in a
         Schedule 13-G filed by this selling shareholder, and includes 1,000,335 shares of common stock held by Oxford Bioscience Partners II L.P., an affiliate of the selling shareholder.

                              PLAN OF DISTRIBUTION


         InKine is registering all of the shares on behalf of the selling shareholders. InKine will receive no proceeds from this offering. "Selling shareholders," as used in this Prospectus, includes donees, pledgees, transferees or other successors in interest selling shares received from the named selling shareholders after the date of this Prospectus. The selling shareholders may sell their shares from time to time. The selling shareholders will act independently of InKine in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this Prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -        in options transactions; and

         - for shares that qualify for resale under Rule 144 of the Securities Act, under that rule rather than this Prospectus.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out these short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this Prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this Prospectus.

         In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered hereby, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Because the selling shareholders may be deemed to be underwriters, they will be subject to the Prospectus delivery requirements of the Securities Act. The selling shareholders have advised InKine that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to InKine's common stock for a period of two business days before the commencement of this distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of InKine's common stock by the selling shareholders. InKine will make copies of this Prospectus available to the selling shareholders and has informed the selling shareholders of the need for delivery of copies of this Prospectus to potential purchasers at or before the time of any sale of the shares.

         InKine will file a supplement to this Prospectus, if required, under Rule 424(b) under the Securities Act.

         InKine has agreed to indemnify in certain circumstances the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify in certain circumstances InKine and certain related persons against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for InKine by Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania.


                                     EXPERTS

         The financial statements of InKine Pharmaceutical Company, Inc. as of June 30, 1999 and 1998, and for the years then ended and for the period from July 1, 1993 (commencement of operations) through June 30, 1999 included in the Company's 1999 Annual Report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The statements of operations, changes in shareholders' equity and cash flows of InKine for the year ended June 30, 1997 and for the period (not separately presented in the Form 10-K) from July 1, 1993 (inception) to June 30, 1997 contained in InKine's annual report on Form 10-K for the fiscal year ended June 30, 1999, incorporated by reference in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, and is incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

         Until __________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         You should rely only on the information contained in this prospectus or incorporated by reference. InKine has not authorized anyone to provide you with additional or different information. InKine is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.


                                   3,069,229

                       INKINE PHARMACEUTICAL COMPANY, INC.


                                  Common Stock

                               ------------------

                                   PROSPECTUS
                               ------------------



                                October __, 1999

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by InKine. Other than the SEC registration fee, the amounts stated are estimates.

         SEC registration fee................................................................    $   1,409
         Accounting fees and expenses........................................................       10,000
         Legal fees and expenses.............................................................       25,000
         Printing............................................................................        3,000
         Miscellaneous expenses..............................................................        2,000
                                                                                                 ---------
                  Total......................................................................    $  41,409
                                                                                                 =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 721-726 of the New York Business Corporation Law empower a corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, whether civil or criminal, by reason of the fact that he or she was a director or officer of the corporation or served such corporation in any capacity. A corporation is empowered to indemnify such director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

         InKine's Certificate of Incorporation provides that the directors of InKine shall not be liable for damages for any breach of duty as directors, except that a director shall be liable if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.

         InKine's Bylaws provide that the directors and officers of InKine shall be indemnified and held harmless by InKine to the fullest extent currently authorized by the New York Business Corporation Law. These provision indemnify these persons against all expenses, liabilities, and losses that are reasonably incurred or suffered. Further, the Bylaws provide for the advancement of expenses to persons eligible for indemnification. In addition, the Bylaws authorize InKine to maintain insurance to protect itself and any director or officer of InKine against any expense, liability, or loss, whether or not InKine would have the power to indemnify such persons against such expense, liability, or loss under the New York Business Corporation Law.

ITEM 16.  EXHIBITS.

         The following is a list of exhibits filed as part of the Registration
Statement:

No.      Title
---      -----
4.1      Purchase Agreement dated September 20, 1999 between InKine and certain
         Investors listed on the signature page thereto.

4.2 Registration Rights Agreement dated September 20, 1999 between InKine and certain Investors listed on the signature page thereto.

4.3      Form of Common Stock Purchase Warrant (In accordance with Item 601 of
         Regulation S-K, similar warrants granted to the selling shareholders have not been filed because they are identical in all material respects except for the number of warrants granted to each selling shareholder.)

5 Opinion of Saul, Ewing, Remick & Saul LLP as to the legality of the securities registered hereunder (to be filed by amendment).

23.1     Consent of KPMG LLP.

23.2     Consent of Richard A. Eisner & Company, LLP.

23.3 Consent of Saul, Ewing, Remick & Saul LLP (included in Exhibit 5, to be filed by amendment).

24       Power of Attorney (contained on signature page of initial filing).

ITEM 17.  UNDERTAKINGS.

         A.       Rule 415 Offering

                  The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filing Incorporating Subsequent Exchange Act Documents By Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D. Incorporated Annual and Quarterly Reports

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with this Prospectus, to each person to whom this Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in this Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in this Prospectus, to deliver, or cause to be delivered to each person to whom this Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in this Prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on October 19,1999.

                             INKINE PHARMACEUTICAL
                             COMPANY, INC.


                             By: /s/ Leonard S. Jacob, M.D., Ph.D.
                             --------------------------------------
                             Leonard S. Jacob, M.D., Ph.D.
                             Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Leonard S. Jacob and Robert
F. Apple, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                               Title                                   Date
          ---------                               -----                                   ----
/s/Leonard S. Jacob, M.D., Ph.D.                  Chairman and Chief                October 19, 1999
------------------------------------------        Executive Officer and
Leonard S. Jacob,  M.D., Ph.D.                    Director


/s/Taffy J. Williams, Ph.D.                       President and                     October 19, 1999
------------------------------------------        Chief Operating Officer
Taffy J. Williams, Ph.D.                          and Director


/s/Robert F. Apple                                Sr. Vice President and            October 19, 1999
------------------------------------------        Chief Financial Officer
Robert F. Apple                                   (principal financial and
                                                  accounting officer)



/s/Martin Rose, M.D., J.D.                        Sr. Vice President Clinical       October 19, 1999
------------------------------------------        Research and Regulatory
Martin Rose, M.D., J.D.                           Affairs


/s/J. R. LeShufy                                  Director                          October 19, 1999
------------------------------------------
J. R. LeShufy


/s/Steven B. Ratoff                               Director                          October 19, 1999
------------------------------------------
Steven B. Ratoff


/s/Thomas P. Stagnaro                             Director                          October 19, 1999
------------------------------------------
Thomas P. Stagnaro


/s/Robert A. Vukovich, Ph.D.                      Director                          October 19, 1999
------------------------------------------
Robert A. Vukovich, Ph.D.


/s/Jerry Weisbach, Ph.D.                          Director                          October 19, 1999
------------------------------------------
Jerry Weisbach, Ph.D.


                                  EXHIBIT INDEX

          No.              Title
          ---              -----

         4.1               Purchase Agreement dated September 20, 1999 between
                           InKine and certain Investors listed on the signature page thereto.
         4.2               Registration Rights Agreement dated September 20,
                           1999 between InKine and certain Investors listed on the signature page thereto.
         4.3 Form of Common Stock Purchase Warrant (In accordance with Item 601 of Regulation S-K, similar warrants granted to the selling shareholders have not been filed because they are identical in all material respects except for the number of warrants granted to each selling shareholder.)
         23.1              Consent of KPMG LLP.
         23.2              Consent of Richard A. Eisner & Company, LLP.
         24 Power of Attorney (contained on signature page of initial filing).